UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 1, 2009

Synergx Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware	11-2941299
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

209 Lafayette Drive, Syosset, New York	11791
(Address of principal executive offices)	(Zip code)

 Issuer's telephone number: (516) 433-4700

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Items.

Synergx Systems Inc. (the "Company") operates using a $2.5 million dollar revolving credit facility (the “Credit Facility”) with TD Banknorth, N.A. (the “Bank”). This Credit Facility charges an annual interest rate of prime plus 2%, currently 5.25%, and expired on October 1, 2009. The Credit Facility is secured by all assets of the Company and all of its operating subsidiaries.  At September 30, 2009, $1,496,524 was owed under the Credit Facility.  Advances under the Credit Facility are measured against a borrowing base calculated on eligible receivables and inventory.

The Credit Facility includes various covenants, which among other requirements, imposes limitations on declaring or paying dividends, and making acquisitions and capital expenditures. The Company is also required to maintain certain financial ratios and tangible net worth covenants.  At June 30, 2009, the Company did not meet the $4.3 million minimum tangible net worth loan covenant required by the Credit Facility and does not currently meet all of its covenants.

The Company is and has been negotiating with the Bank to extend its loan and is and has been seeking new lending sources as the loan is important to the Company’s liquidity and ability to conduct its operations.  To date, the Company’s Board of Directors and management have not entered into an agreement with a new lending source.  Further, there can be no assurance that the Company will be successful in extending its loan with the Bank or finding a new lending source.  As a result, there is a significant uncertainty with respect to the Company’s ability to continue as a going concern without alternative financing.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYNERGX SYSTEMS INC.
(Registrant)

Dated: October 7, 2009	By:	/s/ JOHN A. POSERINA
John A. Poserina,
Chief Financial Officer, Treasurer, Secretary,
Vice President and Director
(Principal Accounting and Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Synergx Systems Inc. dated August 12, 2009